Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
          We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2005 Equity Incentive Plan, as amended, of Onyx Pharmaceuticals, Inc. of our reports dated February 25, 2009 with respect to the financial statements of Onyx Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of Onyx Pharmaceuticals, Inc., filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Palo Alto, California
May 26, 2009